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                                                                  EXHIBIT 23.9


                           Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4, No. 33-60925) and related Prospectus of ProNet Inc. for the registration of $100,000,000 of 11 7/8% Senior Subordinated Notes due 2005 and to the incorporation by reference therein of our report dated April 17, 1995, with respect to the financial statements of Americom Paging Corporation included in ProNet Inc.'s Current Report on Form 8-K dated July 6, 1995, both filed with the Securities and Exchange Commission.

Our report dated April 17, 1995, contains an explanatory paragraph that states that Americom Paging Corporation has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                /s/ KPMG PEAT MARWICK LLP
                                                ------------------------------
                                                    KPMG PEAT MARWICK LLP



October 2, 1995
Houston, Texas